Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106661 on Form S-8 of First BanCorp. of our report dated June 29, 2023 appearing in this Annual Report on Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America for the year ended December 31, 2022.

Crowe LLP

Oak Brook, Illinois

June 29, 2023